CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-260861 on Form S-6 of our report dated January 7, 2022, relating to the financial statements of FT 9823, comprising FTP S&P Dvd. Aristocrats Target 25 1Q '22 (FTP S&P Dividend Aristocrats Target 25 Portfolio, 1st Quarter 2022 Series) and FTP Value Line(R) Target Safety 30 1Q '22 (FTP Value Line(R) Target Safety 30 Portfolio, 1st Quarter 2022 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

January 7, 2022